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                                                                  Exhibit 99.2

                   FORM OF ASSUMPTION AND MODIFICATION OF
                            MT. DIABLO BANCSHARES
                           STOCK OPTION AGREEMENT



Date: __________________, 2000

Parties:   Greater Bay Bancorp, a California corporation ("GBB") and
_____________________, Optionee

                                   RECITALS:

     A. GBB and Mt. Diablo Bancshares ("MDB") have entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of September 15, 1999, which provides for the merger of MDB with and into GBB.

          B.   Section 7.9 of the Reorganization Agreement provides as follows:

          "7.9 Stock Options.

               (a) At and as of the Effective Time of the Merger, GBB shall assume each and every outstanding option to purchase shares of MDB Stock ("MDB Stock Option") and all obligations of MDB under the MDB Stock Option Plan. Each and every MDB Stock Option so assumed by GBB under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the MDB Stock Option Plan and in the other documents governing such MDB Stock Option immediately prior to the Effective Time of the Merger, except that: (i) such MDB Stock Option shall be exercisable for that number of whole shares of GBB Stock equal to the product of (A) the number of shares of MDB Stock that were purchasable under such MDB Stock Option immediately prior to the Effective Time of the Merger multiplied by (B) the Conversion Ratio, with such product rounded down to the nearest whole number of shares of GBB Stock; and (ii) the per share exercise price for the shares of GBB Stock issuable upon exercise of such MDB Stock Option shall be equal to the quotient determined by dividing
     (A) the exercise price per share of MDB Stock at which such MDB Stock Option was exercisable immediately prior to the Effective Time of the Merger by (B) the Conversion Ratio. At the Effective Time of the Merger or as soon as practicable thereafter, GBB shall issue to each holder of an outstanding MDB Stock Option a document evidencing the assumption of such MDB Stock Option by GBB pursuant to this Section 7.9.

               (b) GBB shall use its commercially reasonable best efforts to comply with the terms of the MDB Stock Option Plan and insure, to the extent required by, and subject to the provisions of, such plan, that MDB Stock Options which qualify as incentive stock options prior to the Effective Time of the Merger qualify as incentive stock options of GBB after the Effective Time of the Merger.

               (c) At or prior to the Effective Time of the Merger, GBB shall take all corporate action necessary to reserve for issuance a sufficient number of shares of GBB Stock for delivery upon exercise of GBB Stock Options assumed by it in accordance with this Section 7.9. At the Effective Time of the Merger, or as soon as practicable thereafter, GBB shall, if necessary, file a registration statement on Form S-8 (or any
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     successor or other appropriate form) with respect to the shares of GBB
     Stock subject to such options and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding."

     C. The term "Effective Time," as used herein, shall mean the Effective Time of the Merger as such term is defined in the Agreement. The Effective Time occurred on January 31, 2000.

     D. This Assumption and Modification of Mt. Diablo Bancshares Stock Option Agreement (the "Assumption Option Agreement") sets forth the assumption by GBB of the MDB stock options held by Optionee under the MDB 1992 Stock Option Plan ("MDB Plan"), as converted to options to purchase shares of GBB common stock ("GBB Stock"), as provided in Section 7.9 of the Agreement. Your MDB stock options will continue to be governed by the terms of the MDB Plan, as modified by this Assumption Option Agreement.
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                                  AGREEMENT:

          FOR VALUABLE CONSIDERATION, the parties agree as follows:

          1.   Assumption of Options.  All options to purchase MDB Stock under
               ---------------------
the stock option agreement between you and MDB, dated ________, 199_, as amended on _______, 199_ (the "Old Agreement") that were unexercised immediately prior to the Effective Time are hereby assumed as of the Effective Time, except that, and in accordance with the terms of the Reorganization Agreement, the Optionee shall have immediately after the Effective Time the right and option (the "New Option") to purchase on the terms and conditions hereinafter set forth all or any part of an aggregate of _________ shares (the "GBB Shares") of GBB Stock at an exercise price of $__________ per share.

          2.   Terms Governing New Options.  The terms and conditions governing
               ---------------------------
the New Option shall be those terms and conditions set forth in the Old Agreement with the exceptions set forth in Section 1 above and the following revisions:

          (a) The title of the Old Agreement is hereby changed to the title of this Assumption Option Agreement.

          (b) Unless indicated to the contrary herein, all references in the Old Agreement to the Company, the option, the shares, and the stock are hereby changed to references to GBB, the New Option, the GBB Shares and GBB Stock, respectively.

          (c) Immediately after the Effective Time, the New Option will be immediately exercisable, without regard to the vesting schedule contained in the Old Agreement.

          (d) The New Option shall be treated as having been granted on the date of grant set forth in the Old Agreement.

          3.   Method of Agreement; Old Agreement attached.  This Assumption
               -------------------------------------------
Option Agreement is addressed to the Optionee and shall not become effective until the Effective Time occurs and the Optionee executes this agreement below and returns one copy to GBB, thereby acknowledging that he has received, read and agreed to all the terms and conditions of this Assumption Option Agreement. A copy of the Old Agreement is attached hereto.

Executed as of the day and year first above written.

GREATER BAY BANCORP

By:______________________
   Steven C. Smith
   Executive Vice President, Chief
   Administrative Officer and Chief
   Financial Officer


AGREED:

___________________________
Optionee Signature

___________________________
Print Name